Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
L3HARRIS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(3)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(h)	20,986,458	$206.65	$4,336,851,545.70	$147.60 per $1,000,000	$640,119.29
Total Offering Amounts					$4,336,851,545.70		$640,119.29
Total Fee Offsets							—
Net Fee Due							$640,119.29

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock, par value $1.00 per share (“Common Stock”), of L3Harris Technologies, Inc. (the “Registrant”) as may become issuable under the L3Harris 2024 Equity Incentive Plan (the “Plan”) to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share is estimated to be $206.65 based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on April 25, 2024.
(3)	Represents 20,986,458 shares of Common Stock reserved for issuance under the Plan.